EXHIBIT 4
                                                                   FORM S-8

                           BUCYRUS-ERIE COMPANY

                 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN


          1. Purpose. The purpose of the Bucyrus-Erie Company Non-Employee Directors' Stock Option Plan (the "Plan") is to promote the best interests of the Bucyrus-Erie Company (the "Company") and its shareholders by providing non-employee directors of the Company with an opportunity to acquire a proprietary interest in the Company. By encouraging stock ownership by non-employee directors, the Company seeks both to attract and retain on its Board of Directors (the "Board") persons of exceptional competence and to provide a further incentive to serve as a director of the Company.

          2. Administration. The Plan shall be administered by the Board. In accordance with the provisions of the Plan, the Board shall administer the Plan and adopt such rules and regulations for carrying out the Plan as it may deem proper and in the best interests of the Company. The interpretation of any provision of the Plan by the Board and any determination made by the Board on the matters referred to in this Section 2 shall be final.

          The Board may appoint a committee (the "Committee"), which shall consist of not less than two non-employee members of the Board, and may delegate to the Committee full power and authority to take any and all action required or permitted to be taken by the Board under the Plan whether or not the power and the authority of the Committee is hereinafter fully set forth.

          3. Shares Subject to the Plan. The shares that are subject to options under the Plan shall be shares of the Company's Common Stock ("Stock"). The total number of shares of Stock that may be purchased pursuant to options granted under the Plan shall not exceed an aggregate of 60,000 shares, subject to adjustment as provided in Section 7 hereof. Shares of Stock delivered upon exercise of an option under the Plan may consist, in whole or in part, of authorized but unissued shares or of treasury shares.
In the event that an option granted under the Plan expires, is canceled or terminates unexercised as to any shares of Stock covered thereby, such shares shall thereafter be available for the granting of additional options under the Plan.

          4.   Grants of Options

          (a) Eligibility. Each member of the Board who is not an employee of the Company or any of its subsidiaries or any parent corporation of the Company (a "Non-Employee Director") shall be eligible to be granted stock options under the Plan. A Non-Employee Director may hold more than one option, but only on the terms and subject to any restrictions set forth in this Section 4.

          (b) Option Price. The option exercise price per share of Stock shall be equal to the last sale price for the Stock on the Nasdaq National Market System ("NASDAQ") on the date of grant of the option, as reported in the Wall Street Journal (Midwest Edition); provided, however, that if the principal market for the Stock is then a national securities exchange, the option exercise price shall be the closing price for the Stock on the principal securities exchange on which the Stock is traded on the date of grant of the option or, in either case above, if no trading occurred on such date of grant, then the option exercise price shall be determined with reference to the next preceding date on which the Stock is traded.

          (c)  Grant of Options.

               (i) Any person who is a Non-Employee Director at the Effective Date of the Plan, as defined in Section 13 hereof, shall automatically be granted an option to purchase 2000 shares of Stock on such date.

               (ii) Any person who is first elected or appointed as a Non-Employee Director after the Effective Date of the Plan shall automatically on the date of such election or appointment be granted an option to purchase 2,000 shares of Stock (which number shall be subject to adjustment in the manner as provided in Section 7).

               (iii) Thereafter, in consideration for serving on the Board, each Non-Employee Director (if he or she continues to serve in such capacity) shall automatically be granted an option on the date of the first Board meeting in each calendar year, commencing in 1996, for so long as the Plan remains in effect and a sufficient number of shares are available thereunder for the granting of such option.
     Such option shall entitle the Non-Employee Director to purchase 2000 shares of Stock (which number shall be subject to adjustment in the manner as provided in Section 7).

          (d) Exercisability and Termination of Options. Options granted to Non-Employee Directors shall vest and become exercisable immediately on the date of grant. Options granted to Non-Employee Directors shall terminate on the earlier of:

               (i)  ten years after the date of grant;

               (ii) six months after the Non-Employee Director ceases to be a director of the Company by reason of death; or

              (iii) three months after the Non-Employee Director ceases to be a director of the Company for any reason other than death.

          (e) Exercise of Options. An option may be exercised, subject to its terms and conditions and the terms and conditions of the Plan, in full or in part, from time to time by delivery to the Secretary of the Company at the Company's principal office in South Milwaukee, Wisconsin, of a written notice of exercise specifying the number of shares with respect to which the option is being exercised. Any notice of exercise shall be accompanied by full payment of the option price of the shares being purchased in cash or its equivalent. No shares shall be issued until full payment therefor has been made.

          5. Nontransferability of Options. No option shall be transferable by an optionee other than by will or the laws of descent and distribution. Options under the Plan may be exercised during the life of the optionee only by the optionee or the optionee's guardian or legal representative.

          6. Powers of the Company Not Affected. The existence of the Plan or any options granted under the Plan shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, or preferred or prior preference stock ahead of or affecting the Stock or the rights thereof, or any dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company's assets or business or any other corporate act or proceeding, whether of similar character or otherwise.

          7. Capital Adjustments Affecting Stock. In the event of a capital adjustment resulting from a stock dividend, stock split, reorganization, spin-off, split up or distribution of assets to shareholders, recapitalization, merger, consolidation, combination or exchange of shares or the like following the Effective Date of the Plan, the number of shares of Stock subject to the Plan, the number of shares subject to options to be granted pursuant to
Section 4(c) hereof, and the number of shares under option in outstanding option agreements shall be adjusted in a manner consistent with such capital adjustment; provided, however, that no such adjustment shall require the Company to sell any fractional shares and the adjustment shall be limited accordingly. The price of any shares under option shall be adjusted so that there will be no change in the aggregate purchase price upon exercise of any such option. The determination of the Board or the Committee, as the case may be, shall be final.

          8. Option Agreements. All options granted under the Plan shall be evidenced by written agreements (which need not be identical) in such form as the Board or the Committee, as the case may be, shall determine.

          9. Rights as a Shareholder; Rights as a Director. An optionee shall have no rights as a shareholder with respect to shares covered by an option until the date of issuance of stock certificates to him or her and only after such shares are fully paid. Neither the Plan nor any option granted hereunder shall confer upon any optionee the right to continue as a director of the Company.

          10. Transfer Restrictions. Shares of Stock purchased under the Plan may not be sold or otherwise disposed of except pursuant to an effective registration statement under the Securities Act of 1933, as amended, or except in a transaction that, in the option of counsel for the Company, is exempt from registration under said Act. The Board or the Committee, as the case may be, may waive the foregoing restrictions in whole or in part in any particular case or cases or may terminate such restrictions whenever the Board or the Committee, as the case may be, determines that such restrictions afford no substantial benefit to the Company.

          11. Amendment of Plan. The Board shall have the right to amend the Plan at any time and for any reason; provided, however, that the Plan shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code of 1986, as amended, and successor provisions thereto (the "Code"), the Employee Retirement Income Security Act of 1974, as amended, or the rules promulgated thereunder; and provided, further, that shareholder approval of any amendment to the Plan shall also be obtained:

          (a) if otherwise required by (i) the rules and/or regulations promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (in order for the Plan to remain qualified under Rule 16b-3 or any successor provision under such Act), or (ii) the quotation or listing requirements of NASDAQ or any principal securities exchange or market on which the Stock is then traded (in order to maintain the Stock's quotation or listing thereon);

          (b) if such amendment materially modifies the eligibility requirements as provided in Section 4(a) hereof;

          (c) if such amendment increases the total number of shares of Stock, except as provided in Section 7 hereof, which may be purchased pursuant to the exercise of options granted under the Plan; or

          (d) if such amendment reduces the minimum option price per share at which options may be granted as provided in Section 4(b) hereof.

Any amendment of the Plan shall not, without the consent of the optionee, alter or impair any rights of obligations under any option previously granted to the optionee.

          12. Termination of Plan. The Board shall have the right to suspend or terminate the Plan at any time. Termination of the Plan shall not affect the rights of optionees under options previously granted to them, and all unexpired options shall continue in force and operation after termination of the Plan except as they may lapse or be terminated by their own terms and conditions.

          13. Effective Date. The Effective Date of the Plan shall be February 16, 1995, subject to approval and ratification by the shareholders of the Company. All options granted prior to shareholder approval and ratification of the Plan shall be subject to such approval and ratification and shall not be exercisable until after such approval and ratification.

          14. Override. Plan transactions are intended to comply with all applicable conditions of Rule 16b-3 or any successor provision under the Exchange Act. To the extent any provision of the Plan or action by the Board or the Committee, as the case may be, fails to so comply, the provision or action shall be deemed null and void to the extent permitted by law and deemed proper and in the best interests of the Company by the Board or the Committee, as the case may be.